EXHIBIT 2.1


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                     AGREEMENT AND PLAN OF MERGER



                     dated as of January 19, 1998



                                 Among



                         REGAL CINEMAS, INC.,



                       SCREEN ACQUISITION CORP.



                                  and



                       MONARCH ACQUISITION CORP.



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                           TABLE OF CONTENTS

                                                                    Page
                               ARTICLE I

                              The Merger

SECTION 1.01.  The Merger............................................2
SECTION 1.02.  Closing...............................................2
SECTION 1.03.  Effective Time........................................2
SECTION 1.04.  Effects of the Merger.................................3
SECTION 1.05.  Articles of Incorporation and By-laws.................3
SECTION 1.06.  Directors.............................................3
SECTION 1.07.  Officers..............................................3

                              ARTICLE II

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock...............................3
SECTION 2.02.  Exchange of Certificates..............................4
SECTION 2.03.  The Debt Offer........................................7

                              ARTICLE III

                    Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.........9
SECTION 3.02.  Representations and Warranties of the Holdcos........22

                              ARTICLE IV

              Covenants Relating to Conduct of Business

SECTION 4.01.  Covenants of the Company.............................25
SECTION 4.02.  Covenants of Holdcos.................................29
SECTION 4.03.  No Solicitation......................................30

                               ARTICLE V

                        Additional Agreements

SECTION 5.01.  Preparation of the Proxy Statement...................32
SECTION 5.02.  Access to Information................................33
SECTION 5.03.  Company Stockholders Meeting.........................33
SECTION 5.04.  Reasonable Best Efforts..............................33
SECTION 5.05.  Benefits Matters.....................................34
SECTION 5.06.  Stock-Based Compensation.............................35
SECTION 5.07.  Fees and Expenses....................................35
SECTION 5.08.  Indemnification, Exculpation and Insurance...........37
SECTION 5.09.  Financing............................................38
SECTION 5.10.  Transfer Taxes.......................................38
SECTION 5.11.  Resignation of Directors.............................38
SECTION 5.12.  Solvency at Closing..................................38
SECTION 5.13.  Investment by Management Personnel...................39
SECTION 5.14.  Company Warrants.....................................39


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                              ARTICLE VI

                         Conditions Precedent

SECTION 6.01.  Conditions to Each Party's Obligation To
               Effect the Merger....................................39
SECTION 6.02.  Conditions to Obligation of the Holdcos To
               Effect the Merger....................................40
SECTION 6.03.  Conditions to Obligation of the Company To
               Effect the Merger....................................42
SECTION 6.04.  Frustration of Closing Conditions....................43

                              ARTICLE VII

                       Termination and Amendment

SECTION 7.01.  Termination..........................................43
SECTION 7.02.  Effect of Termination................................44
SECTION 7.03.  Amendment............................................45
SECTION 7.04.  Extension; Waiver....................................45
SECTION 7.05.  Procedure for Termination, Amendment, Extension
               or Waiver............................................45

                             ARTICLE VIII

                          General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties........45
SECTION 8.02.  Notices..............................................46
SECTION 8.03.  Definitions; Interpretation..........................47
SECTION 8.04.  Counterparts.........................................49
SECTION 8.05.  Entire Agreement; No Third-Party
               Beneficiaries; Rights of Ownership...................49
SECTION 8.06.  Governing Law........................................49
SECTION 8.07.  Publicity............................................49
SECTION 8.08.  Assignment...........................................49
SECTION 8.09.  Enforcement..........................................50
SECTION 8.10.  Several Obligations..................................49


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                                                                     1



                         AGREEMENT AND PLAN OF MERGER dated as of
                    January 19, 1998 (this "Agreement"), among REGAL CINEMAS, INC., a Tennessee corporation (the "Company"), SCREEN ACQUISITION CORP., a Delaware corporation ("Holdco I"), and MONARCH ACQUISITION CORP., a Delaware corporation ("Holdco II", and together with Holdco I, the "Holdcos").


          WHEREAS the respective Boards of Directors of each Holdco and the Company have approved the mergers of each Holdco with and into the Company (together, the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock") not owned by either Holdco or by the Company will be converted into the right to receive $31.00 in cash;

          WHEREAS all of the issued and outstanding common stock, par value $.01 per share, of Holdco I ("Holdco I Common Stock") is owned by KKR 1996 Fund L.P. (the "KKR Fund") or an affiliate thereof;

          WHEREAS all of the issued and outstanding common stock, par value $.01 per share, of Holdco II ("Holdco II Common Stock" and, together with Holdco I Common Stock, "Holdco Common Stock") is owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P. (the "HMTF Fund" and, together with the KKR Fund, the "Funds") or an affiliate thereof;

          WHEREAS the Merger requires the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"); and

          WHEREAS the Holdcos and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants



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and agreements set forth herein, the parties hereto agree as follows:


                               ARTICLE I

                              The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), each Holdco shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of each Holdco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of each Holdco in accordance with the TBCA and the DGCL. If a Holdco shall assign its rights under this Agreement as permitted by Section 8.08, then the parties hereto shall enter into a reasonable and appropriate amendment to this Agreement to reflect such assignment and the substitution of the assignee as Holdco I or Holdco II, respectively, for purposes of this Agreement.

          SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day following the satisfaction or waiver of all the conditions set forth in Article VI which by their terms are capable of being satisfied prior to the Closing (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another time, date or place is agreed to by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the TBCA and the DGCL with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware, respectively. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary


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of State of the State of Tennessee and the Secretary of State of the
State of Delaware or at such time thereafter as is provided in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 21-108 of the TBCA and Section 259 of the DGCL.

          SECTION 1.05. Articles of Incorporation and By- laws. (a) The charter of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving
Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of each Holdco at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                              ARTICLE II

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, either Holdco or the holders of Company Common Stock or any shares of capital stock of either Holdco:

          (a) Cancelation of Certain Stock. Each share of Company Common Stock that is owned by either Holdco or by the Company (other than those held in connection with the Company Stock Plans (as defined in Section 3.01(b)) shall automatically be canceled and


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     retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive from the Surviving
     Corporation following the Merger an amount in cash equal to $31.00 (the "Merger Consideration").

          (c) Cancelation and Retirement of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.01(a), which shall be canceled and retired in connection therewith) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive the Merger Consideration, without interest thereon.

          (d) Holdco I Capital Stock. Each share of Holdco I Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation, no par value ("Surviving Corporation Common Stock").

          (e) Holdco II Capital Stock. Each share of Holdco II Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, the Holdcos shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. As of the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such cash being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable (and in any event no later than ten days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b)
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate has been converted into the right to receive pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if, and only if, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender therefor of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such

Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time, and if after the Effective Time such Certificates are presented to the Company for transfer, they shall be canceled against delivery for cash as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the
Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (as general creditors thereof) for payment of their claim for Merger
Consideration.

          (e) No Liability. None of the Company, either Holdco, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation, provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding one month and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United

States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250,000,000 and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc., (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Services, Inc. and in each case maturing within one month from the date of investment and (v) money market mutual or similar funds having assets in excess of $1,000,000,000. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

          (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law.

          SECTION 2.03. The Debt Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, the Company shall, as soon as practicable after receiving a written request (the "Debt Offer Request") by both Holdcos to do so (but in no event earlier than 20 days after the date hereof), commence an offer to purchase all of the Company's 8-1/2% Senior Subordinated Notes due 2007 (the "Subordinated Notes") on the terms set forth in
Section 2.03 of the Company Disclosure Schedule (as defined in Section 3.01) and such other customary terms and conditions as are reasonably acceptable to the Holdcos (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by both Holdcos, and the Company shall not, without the Holdcos' prior consent, waive any condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section 2.03 of the Disclosure Schedule or make any other changes to the terms and conditions of the Debt Offer. Notwithstanding anything in this Agreement, including the immediately preceding sentence, to the contrary, (i) the Holdcos shall not request that the Company make any change to the terms or conditions of the Debt Offer which decreases the price per Subordinated Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to or changes any of the terms of the Debt Offer in any manner that is adverse to holders of the Subordinated Notes or which would be reasonably likely to prevent or materially delay the Closing (it being agreed that a request by the Holdcos that the Company waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be adverse to any holder of Subordinated Notes), in any such case unless such change was previously approved by the Company in writing, and the Company shall not be required to make any such change and (ii) the Company shall not be required to accept for payment or pay for any Subordinated Notes prior to the Closing.

          (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of the Holdcos, an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"), as well as all other information and exhibits required in connection therewith (collectively, the "Offer Documents"). All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval (which will not be unreasonably withheld) of the Holdcos. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 2.03(a). The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

          (c) The Company covenants and agrees that if a Debt Offer Request has been made on or prior to the twenty-fifth business day prior to May 31, 1998, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, on the Closing Date it will accept for payment the Subordinated Notes.



                              ARTICLE III

                    Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as defined in Section 3.01(d)) filed and publicly available prior to the date hereof (the "Company Filed SEC Documents") or on the Disclosure Schedule delivered by the Company to each Holdco prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to each Holdco as follows:

          (a) Organization and Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect (as defined in Section 8.03(a)) on the Company. The Company has made available to the Holdcos complete and correct copies of its charter and by-laws and the charter and by-laws (or other organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value, of the Company ("Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on January 16, 1998, (A) 36,115,774 shares of Company Common Stock were outstanding, of which 8,375 shares constituted shares of Company Restricted Stock (as defined in Section 5.06(a)), (B) no shares of Company Preferred Stock were outstanding, (C) options to acquire 4,096,414 shares of Company Common Stock from the Company pursuant to the 1993 Employee Stock Incentive Plan, the Regal Cinemas, Inc. Employee Stock Option Plan, the Regal Cinemas, Inc. Participant Stock Option Plan, and the 1993 Outside Directors Stock Option Plan of the Company (the "Company Stock Plans") were outstanding, and (D) warrants (the "Company Warrants") to acquire 158,455 shares of Company Common Stock from the Company were outstanding. Other than as set forth above, at the close of business on January 16, 1998, there were outstanding no shares of Company Capital Stock or options, warrants or other rights to acquire Company Capital Stock from the Company. Since January 16, 1998, (x) there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options (as defined in Section 5.06) outstanding as of January 16, 1998, or the exercise of Company Warrants and (y) there have been no issuances by the Company of options, warrants or other rights to acquire capital stock from the Company except as expressly permitted by this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of Company Common Stock are, and any shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants when issued will be, duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, pledges or security interests (collectively, "Liens") and not subject to preemptive rights. Other than as set forth above, and except for this Agreement, the Company Stock Plans, the Company Stock Options and the Company Warrants, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries and, to the knowledge of the executive officers of the Company, as of the date hereof, no irrevocable proxies have been granted with respect to shares of Company Common Stock or equity of subsidiaries of the Company. Section 3.01(b) of the Company Disclosure Schedule sets forth all of the indebtedness for borrowed money or capitalized lease obligations of the Company and its subsidiaries outstanding as of the date hereof except for such indebtedness or capital leases with an aggregate principal or capitalized amount not in excess of $2,000,000 individually or $10,000,000 in the aggregate.

          (c) Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval with respect to the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws from time to time in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the charter (or similar organizational documents) or by-laws of the Company or any subsidiary of the Company or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(m)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on the Company or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing with the SEC of (i) a proxy statement relating to the consideration of the Company Stockholder Approval at a meeting (the "Company Stockholders Meeting") of the stockholders of the Company duly called and convened to consider the approval of this Agreement (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and
(ii) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the Merger, the Debt Offer and the other transactions contemplated hereby, (B) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (D) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws and (E) those required under the rules and regulations of the Nasdaq National Market ("Nasdaq") (collectively, the "Required Filings").

          (d) SEC Documents; Financial Statements. The Company has filed and made available to the Holdcos a true and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Company Filed SEC Documents (including any item accounted for in the financial statements contained in the Company Filed SEC Documents or set forth in the notes thereto), as of October 2, 1997, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any claims, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a material adverse effect on the Company (other than claims, liabilities or obligations contemplated by this Agreement or expressly permitted to be incurred pursuant to this Agreement).

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by either Holdco specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that in each case no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by either Holdco specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Since October 2, 1997, (i) the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice in all material respects, (ii) there has not occurred any change, effect, event, occurrence or development that, individually or in the aggregate, would have a material adverse effect on the Company and (iii) the Company has not changed its fiscal year or its methods, principles or practices of accounting in effect at October 2, 1997, except as required by changes in GAAP, or altered or changed in any material respect its practices and policies relating to the payment of film costs, accrued liabilities or accounts payable or collection of box office or concession revenues.

          (g) Compliance with Laws; Litigation. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for the lack of any Company Permit or for defaults under any Company Permit which lack or default would not have a material adverse effect on the Company. Except as disclosed in the Company Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity except for any such noncompliance which would not have a material adverse effect on the Company. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the executive officers of the Company or any subsidiary of the Company, threatened, against the Company or any subsidiary of the Company that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having a material adverse effect on the Company.

          (h) Taxes. (i) (A) The Company and its subsidiaries have filed, or have caused to be filed on their behalf, all tax returns required to be filed by them

(collectively, "Company Returns"), and as of the time of filing, all the Company Returns were complete and accurate except to the extent that any failure to file or any inaccuracies in any filed Company Returns would not have a material adverse effect on the Company, (B) the Company and its subsidiaries have paid or the Company has made adequate reserves in its financial statements included in the Company Filed SEC Documents (other than reserves for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all taxes payable by the Company and its subsidiaries except to the extent that any failure to pay or reserve would not have a material adverse effect on the Company, (C) the Company and its subsidiaries have made or the Company will make provision in its financial statements for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time except to the extent that any failure to make such provision would not have a material adverse effect on the Company, (D) neither the Company nor any subsidiary has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, except to the extent that any such request for an extension would not have a material adverse effect on the Company, (E) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries except to the extent that any such deficiency would not have a material adverse effect on the Company, (F) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through 1994, (G) no claim for unpaid taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries except to the extent that any such lien or encumbrance would not have, individually or in the aggregate, a material adverse effect on the Company, (H) neither the Company nor any of its subsidiaries is a party to or is otherwise bound by (or has any assets bound by) any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement, (I) neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code and (J) each of the Company and its subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate tax authorities all taxes required to be so withheld and paid over for all periods for which the statutory period of limitations for the assessment of tax has not yet expired except to the extent that any failure to so withhold and pay over would not have a material adverse effect on the Company.

          (ii) For the purpose of this Agreement, the term (A) "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local, provincial and foreign income, profits, franchise, gross receipts, payroll, sales, use, property, withholding, excise, occupancy and other taxes of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (B) "tax return" shall mean all Federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

          (i) Certain Agreements. Neither the Company nor any of its subsidiaries is in default under any material agreement, commitment, lease or other instrument to which it or any of its properties is subject, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any of its subsidiaries or, to the knowledge of the executive officers of the Company, a default thereunder by any other party thereto, except in all cases where such defaults, individually or in the aggregate, would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is a party to any contract (other than leases) containing any covenant restricting its ability to conduct its business as currently conducted except for any such covenants that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is in breach in any material respect under its charter, by-laws or other organizational documents.

          (j) Properties. (i) Owned Real Property. Section 3.01(j)(i) of the Company Disclosure Schedule sets forth a list of all material real property owned by the Company or any of its subsidiaries (collectively, the "Owned Real Property"). Except as disclosed in
Section 3.01(j)(i) of the Company Disclosure Schedule, each of the Company and its subsidiaries has good, valid and marketable title to the Owned Real Property free of all Liens, in each case except, individually or in the aggregate, as would have a material adverse effect on the Company. Except as set forth in

Section 3.01(j)(i) of the Company Disclosure Schedule, there are no outstanding contracts for the sale of any of the Owned Real Property, except those contracts relating to property the value in respect of which does not exceed $5,000,000 individually or $15,000,000 in the aggregate.

          (ii) Leased Real Property. Section 3.01(j)(ii) of the Company Disclosure Schedule sets forth a list of all leases and subleases (the "Real Property Leases") of the Company with respect to all material real property which is leased or subleased by the Company or its subsidiaries (the "Leased Real Property"; the Owned Real Property and the Leased Real Property collectively, the "Real Property"). Pursuant to the Real Property Leases, the Company and its subsidiaries hold good and valid leasehold title to the Leased Real Property, in each case in accordance with the provisions of the applicable Real Property Lease and free of all Liens, in each case except, individually or in the aggregate, as would not have a material adverse effect on the Company. Each of the Real Property Leases is enforceable against the Company and, to the knowledge of the Company, against the other party thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles and except for such failures to be enforceable as would not, individually or in the aggregate, have a material adverse effect on the Company. Other than such exceptions which would not have a material adverse effect on the Company, all Real Property Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant.

          (k) Environmental Matters. Except as disclosed in the Company Filed SEC Documents, and except for items referred to below that would not, individually or in the aggregate, have a material adverse effect on the Company:

          (i) the Company and its subsidiaries hold and to the best knowledge of the Company are in compliance with all Environmental Permits, and the Company and its subsidiaries are otherwise in compliance with all Environmental Laws;

          (ii) none of the Company or its subsidiaries has received any Environmental Claim, and none of the Company or its subsidiaries is aware after reasonable inquiry, of any threatened Environmental Claim against the Company or any of its subsidiaries;

          (iii) none of the Company or its subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or its subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

          (iv) except in compliance with all applicable Environmental Laws there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) urea- formaldehyde insulation, (D) sumps, (E) surface impoundments, (F) landfills, or (G) Hazardous Materials present at any facility currently owned, leased or operated by the Company or any of its subsidiaries that would give rise to liability of the Company or any of its subsidiaries under any Environmental Laws; and

          (v) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or operated by the Company or any of its subsidiaries in violation of any Environmental Laws nor have Hazardous Materials been released at or from any properties or facilities currently owned, leased or operated by the Company or any of its subsidiaries.

     For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws.

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other legally binding requirements relating to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act and the Occupational Safety and Health Act (to the extent it regulates occupational exposure to Hazardous Materials), all as amended, and comparable state laws.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and forces, including electromagnetic fields, regulated pursuant to or forming the basis of liability under any Environmental Law.

          (l) Labor Matters. As of the date hereof, (i) to the knowledge of the Company there are no representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company there are no organizing activities or strikes involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries, in each case that would be expected, individually or in the aggregate, to have a material adverse effect on the Company.

          (m) Benefit Plans. (i) Section 3.01(m) of the Company Disclosure Schedule sets forth a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other compensation bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plans, agreements, arrangements or understandings that are maintained or contributed to (or previously contributed to) for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries would reasonably be expected to have direct or contingent liability (the "Company Benefit Plans"). The Company has heretofore delivered or made available to the Holdcos true and complete copies of all Company Benefit Plans and, with respect to each Company Benefit Plan, true and complete copies of the following documents: the most recent actuarial report, if any; the most recent annual report, if any; any related trust agreement, annuity contract or other funding instrument, if any; the most recent determination letter, if any; and the most recent summary plan description, if any.

          (ii) Except as disclosed in Section 3.01(m) of the Company Disclosure Schedule: (A) none of the Company Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA; (B) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person; (C) neither the Company nor any of its subsidiaries has any obligation to adopt or has taken any corporate action to adopt, any new Company Benefit Plan or, except as required by law, to amend any existing Company Benefit Plan; (D) each Company Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations except for any failures to so administer any Company Benefit Plan as would not have a material adverse effect on the Company; (E) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification and, to the Company's knowledge, nothing has occurred that would be reasonably likely to cause the loss of such qualification; (F) neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code has any unsatisfied liability under Title IV of ERISA that would have a material adverse effect on the Company, (G) other than funding obligations and benefits claims payable in the ordinary course, no event has occurred and no circumstance exists with respect to any Company Benefit Plan that could give rise to any liability that would have a material adverse effect on the Company, whether directly or by reason of its affiliation with any entity required to be treated as a single employer with the Company under Section 414 of the Code;
     (H) as of the date hereof there are no pending or, to the knowledge of the executive officers of the Company, threatened investigations, claims or lawsuits in respect of any Company Benefit Plan that would have a material adverse effect on the Company; (I) no amount payable pursuant to a Company Benefit Plan or any other plan, contract or arrangement of the Company would be considered an "excess parachute payment" under Section 280G of the Code; and (J) except as provided in
     Section 5.06(a) of this Agreement, no Company Benefit Plan exists that could result in the payment to any current or former employee, officer or director of the Company of any money or other property or accelerate or provide any other rights or benefits as a result of the transactions contemplated by this Agreement whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

          (n) Subsidiaries. The Company has previously made available to the Holdcos a list of all the subsidiaries of the Company as of the date of this Agreement and their respective jurisdictions of organization. All the shares of capital stock of each of the subsidiaries of the Company are duly authorized and issued, fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (o) Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.02(g)).

          (p) Board Recommendation. On the date hereof, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of the directors present at such meeting, (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) adopted this Agreement and approved the Merger and (iii) resolved to recommend that the holders of shares of Company Common Stock approve this Agreement.

          (q) Tennessee Business Combination Act. Assuming the accuracy of the representation and warranty of each Holdco contained in Section 3.02(g), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(p) constitutes approval of the Merger for purposes of the TBCA and represents all the actions necessary to ensure that Part 2 of Chapter 35 of the TBCA does not apply to the Merger.

          (r) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company's arrangements with Goldman Sachs & Co. have been disclosed to the Holdcos prior to the date hereof.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that the consideration to be received by holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

          SECTION 3.02. Representations and Warranties of the Holdcos. Except as set forth on the Disclosure Schedules delivered by each Holdco to the Company prior to the execution of this Agreement (each, a "Holdco Disclosure Schedule"), each Holdco represents and warrants to the Company, severally and not jointly, and as to itself only, as follows:

          (a) Organization and Authority. Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure thereof would not have a material adverse effect on Holdco.

          (b) Capital Structure. The authorized capital stock of Holdco I consists of 100 shares of Holdco I Common Stock; the authorized capital stock of the Holdco II consists of 1,000 shares of Holdco II Common Stock; and all of the authorized shares of common stock of Holdco I and 100 shares of common stock of Holdco II have been issued, are fully paid and nonassessable and are owned by the KKR Fund, in the case of the Holdco I Common Stock, or the HMTF Fund, in the case of the Holdco II Common Stock, or an affiliate of either thereof.

          (c) Authorization. Holdco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco. This Agreement has been duly executed and delivered by Holdco and constitutes a valid and binding obligation of Holdco. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the certificate of incorporation (or similar constitutive documents) or by-laws of Holdco or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdco or any subsidiary of Holdco or their respective properties or assets, in any case under this clause (ii) which would have a material adverse effect on Holdco. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holdco or any subsidiary of Holdco in connection with the execution and delivery of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby, the failure of which to be obtained or made would have a material adverse effect on Holdco, except for the Required Filings.

          (d) Information Supplied. None of the information supplied or to be supplied by Holdco for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by Holdco with respect to statements made or incorporated by reference therein based on information supplied by the Company or the other Holdco specifically for inclusion or incorporation by reference therein.

          (e) Subsidiaries. Holdco does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (f) Brokers. No broker, investment banker, financial advisor or other person, other than Kohlberg Kravis Roberts & Co., in the case of Holdco I, or Hicks, Muse & Co. Partners, L.P., in the case of Holdco II, the fees and expenses of which will be paid by such Holdco, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdco.

          (g) Ownership of Company Common Stock. Neither Holdco or Fund nor any affiliate or associate (as such terms are defined under the Exchange Act) thereof beneficially owns, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

          (h) Financing. Prior to the execution of this Agreement, Holdco has delivered to the Company (A) a true and complete copy of each commitment letter relating to the provision by The Bank of Nova Scotia and Bank of America National Trust & Savings Association of all senior debt financing required in connection with the Merger and all agreements, arrangements or undertakings related to such commitment letters to which either Holdco or either Fund or any affiliate thereof is a party and all schedules, annexes, exhibits or other attachments to any thereof; (B) a true and complete copy of each commitment letter relating to the provision by the Fund that is affiliated with each Holdco of not less than $375 million of common equity financing in connection with the Merger and all agreements, arrangements or undertakings related to such commitment letters to which Holdco or such Fund or any affiliate thereof is a party and all schedules, annexes, exhibits or other attachments to any thereof; and (C) a "highly confident" letter from Morgan Stanley & Co. Incorporated relating to the arrangement of subordinated debt financing in connection with the transactions contemplated hereby; in each case other than such documents relating solely to fee arrangements in connection with such letters.

          (i) Absence of Certain Changes. Since the date hereof, there has not occurred a material adverse effect on Holdco.


                              ARTICLE IV

               Covenants Relating to Conduct of Business

          SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated, required or permitted by this Agreement or as set forth in the Company Disclosure Schedule):

          (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses only in the usual, regular and ordinary course consistent with past practice in all material respects and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any new line of business, or incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to that are either (i) contemplated in the Company's current capital budget, a copy of which has been furnished to the Holdcos prior to the date hereof (the "Capital Budget") or (ii) not in excess of $15,000,000 individually or in the aggregate.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to,
(i) declare, set aside or pay any dividends on or make other distributions in respect of any capital stock, (ii) adjust, split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or (iii) except for the Debt

Offer and the purchase of Subordinated Notes, and subject to Section
5.06 hereof, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of capital stock or any debt securities, warrants or options, in each case issued by the Company or any of its subsidiaries.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, or any other securities or equity equivalents (including stock appreciation rights),or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants that are outstanding on the date of this Agreement.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the charter (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries.

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company in connection with all such transactions would exceed $15,000,000.

          (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any material assets (including capital stock of subsidiaries).

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others or enter into any "keepwell" or similar arrangement, other than revolving credit borrowings or borrowings to fund capital expenditures contemplated by

Section 4.01(a), in each case under the Company's existing credit agreement.

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would result in any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied.

          (i) Advice of Changes; Filings. The Company shall advise the Holdcos of any change or event which would cause or constitute a material breach of any of the representations or warranties of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or Nasdaq between the date of this Agreement and the Effective Time and shall deliver to the Holdcos copies of all such reports promptly after the same are filed.

          (j) Accounting Methods. The Company shall not change its fiscal year or its methods, principles or practices of accounting in effect at October 2, 1997, except as required by changes in GAAP, or alter or change in any material respect its practices and policies relating to the payment of film costs, accrued liabilities or accounts payable or collection of box office or concession revenues.

          (k) Compensation; Benefit Plans. Neither the Company nor any of its subsidiaries will (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors, officers or employees, except for any such actions taken in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof, except for normal salary compensation increases, benefit changes or cash bonus awards made in the ordinary course of business consistent with past practice or (iii) create or amend any Company Stock Plan or grant any equity based award pursuant to any Company Stock Plan or otherwise.

          (l) Discharges or Waivers of Claims. The Company shall not, nor shall it permit any of its subsidiaries to,

(i) except as set forth in clause (iii) below, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, (iii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $5,000,000.

          (m) Leases and Lease Commitments. The Company shall not, nor shall it permit any of its subsidiaries to, enter into or commit to enter into, or assume, any operating or capital lease, other than (i) any such lease contemplated by the Capital Budget or the Company's operating budget, a copy of which has been provided to the Holdcos prior to the date hereof or (ii) any such operating lease which is not material to the Company and its subsidiaries, taken as a whole.

          (n) Liquidation Plan, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization.

          (o) Collective Bargaining Agreements. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement.

          (p) Affiliate Transactions. The Company shall not, nor shall it permit any of its subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company Filed SEC Documents.

          (q) Tax Matters. The Company and its subsidiaries shall not make any material income tax election, amend any material tax return or settle or compromise any material tax liability.

          (r) Cobb Subsidiaries. The Company shall not liquidate, or cause to be liquidated, any of R.C. Cobb, Inc., Cobb Theatres II, Inc. or Cobb Finance Corp. (the "Cobb Subsidiaries") and shall not merge, or cause to be merged, any of the Cobb Subsidiaries with and into another corporation.

          (s) No General Authorization, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 4.02. Covenants of Holdcos. During the period from the date of this Agreement until the Effective Time, each Holdco agrees that:

          (a) Other Actions. It shall not take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied.

          (b) Advice of Changes. It shall advise the Company of any change or event which would cause or constitute a material breach of any of its representations or warranties contained herein or which it believes will result in any of the debt or equity financing necessary for the consummation of the Merger and the other transactions contemplated hereby not being available to it on terms comparable to those set forth in the letters referred to in Section 3.02(h) prior to May 31, 1998.

          SECTION 4.03. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any takeover proposal or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal; provided, however, that prior to the receipt of the Company Stockholder Approval the Company may, in response to a bona fide takeover proposal that constitutes a superior proposal (as defined in Section 4.03(b)) and that was made after the date hereof (and not solicited by the Company after the date hereof) by any person, and subject to compliance with Section 4.03(c), (A) furnish information with respect to the Company and its subsidiaries to such person and its representatives pursuant to a customary confidentiality agreement and discuss such information with such person and its representatives and (B) participate in negotiations regarding such takeover proposal. For purposes of this Agreement (except as set forth in Section 5.07(b)), the term "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 20% or more of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer (including by the Company or any of its subsidiaries) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations conducted heretofore with respect to any takeover proposal.

          (b) Except as set forth in this Section 4.03, the Board of Directors of the Company shall not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Holdcos, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal or (iii) cause or agree to cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any takeover proposal. Notwithstanding the foregoing, if the Board of Directors of the Company receives a superior proposal, such

Board of Directors may, prior to the receipt of the Company Stockholder Approval and subject to compliance with Section 5.07(b), withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a superior proposal or terminate this Agreement, but in each case only at a time that is at least five business days after receipt by both Holdcos of written notice advising them that the Board of Directors of the Company has resolved to accept a superior proposal if it continues to be a superior proposal at the end of such five business day period. For purposes of this Agreement, the term "superior proposal" means any bona fide takeover proposal (which, for purposes of Section 4.03(a) only, may be subject to a due diligence condition), which proposal was not solicited by the Company after the date hereof, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company promptly shall advise the Holdcos orally and in writing of any request for information or of any takeover proposal, the material terms and conditions of such request or takeover proposal and the identity of the person making any such request or takeover proposal and any determination by the Board of Directors of the Company that a takeover proposal is or may be a superior proposal. The Company will keep both Holdcos informed as to the status and material details (including amendments or proposed amendments) of any such request or takeover proposal.

          (d) Nothing contained in this Section 4.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company after consultation with outside counsel, failure to do so would be inconsistent with its obligations under applicable law.

                               ARTICLE V

                         Additional Agreements

          SECTION 5.01. Preparation of the Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Each Holdco will cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company all information regarding the Funds and their affiliates as may be required to be disclosed therein. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Holdcos the opportunity to review and comment thereon and to approve the same, provided that such approvals shall not be unreasonably withheld. The Company will advise the Holdcos, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or the Holdcos, or any of their respective affiliates, officers or directors, should be discovered by the Company or either Holdco which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                  SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to the other parties hereto and to its officers, employees, accountants, counsel and other representatives (including environmental consultants), reasonable access, during normal business hours during the period prior to the Effective
Time, to their respective properties, books, records and personnel and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) such other information concerning its business, properties and personnel as the Holdcos may reasonably request. Each Holdco will, and will cause its advisors and representatives who receive nonpublic information regarding the Company to agree to, hold any such information in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement between the Company and Kohlberg Kravis Roberts & Co., L.P. or Hicks, Muse, Tate & Furst, Incorporated, as the case may be (the "Confidentiality Agreements").

          SECTION 5.03. Company Stockholders Meeting. The Company shall, as promptly as practicable after the date hereof, (a) duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and (b) subject to Section 4.03, through its Board of Directors, recommend to its stockholders that they grant the Company Stockholder Approval.

          SECTION 5.04. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and each Holdco shall, and shall cause its subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Offer and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger, the Debt Offer and the other transactions contemplated by this Agreement (provided that the Company shall not pay or agree to pay any material amount to obtain a consent without the prior approval of the Holdcos, which approval shall not be unreasonably withheld or delayed), and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any lawsuits or other legal proceedings challenging this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) The Company agrees to, and to cause its subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with the Holdcos in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, comfort letters of accountants and legal opinions, as may be reasonably requested by the Holdcos. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of the Holdcos, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness of the Company; provided that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time. The Holdcos will promptly inform the Company of all material developments relating to arranging such financing.

          (c) Each Holdco shall use its reasonable best efforts to cause a valuation firm referred to in Section 6.03(c) to deliver to the Company the letter referred to in such Section 6.03(c).

          SECTION 5.05. Benefits Matters. Following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations under employment agreements, Company Benefit Plans and all other employee benefit plans, programs, policies and arrangements of the Company in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such agreements, programs, policies and arrangements in accordance with the terms thereof and with applicable law.

          SECTION 5.06. Stock-Based Compensation. (a) Except as otherwise agreed by the Holdcos and the holders of options under Company Stock Plans with respect to such options, as soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take other actions as may be required to effect the cancelation of (A) all outstanding options granted pursuant to the Company Stock Plans to purchase Company Common Stock (the "Canceled Options") and (B) all outstanding grants of Company Common Stock that are subject to a vesting requirement (the

"Company Restricted Stock") in exchange for a cash payment equal to the following: (I) in the case of each Canceled Option, the product of
(x) the excess of the Merger Consideration per share over the exercise price per share of the Company Common Stock subject to the Canceled Option and (y) the number of shares of Company Common Stock subject to such Canceled Option and (II) in the case of each share of Company Restricted Stock, the Merger Consideration per share.

     (b) The Company shall continue to sponsor the Company Stock Plans after the Effective Time or shall adopt a new stock plan after the Effective Time.

     (c) All amounts payable pursuant to Section 5.06(a) shall be subject to any required withholding of taxes and shall be paid without interest.

          SECTION 5.07. Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 5.07.

          (b) In the event that (i) this Agreement is terminated by a Holdco pursuant to Section 7.01(c), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(d) or (iii)(x) any person shall have made a bona fide takeover proposal with respect to the Company after the date hereof and thereafter this Agreement is terminated by the Company pursuant to Section 7.01(b)(iii) or by either party pursuant to Section 7.01(b)(iv) and (y) within 12 months after such termination a takeover agreement (as defined below) is executed by the Company or a takeover transaction (as defined below) is consummated, then the Company shall (A) pay to the Holdcos a fee (the "Termination Fee") of $28,000,000 in the aggregate for both Holdcos (to be divided equally between the Holdcos) and (B) other than in the case of a termination pursuant to Section 7.01(b)(iv) (which is addressed in paragraph (c) below), reimburse the Holdcos for the documented out-of-pocket fees and expenses reasonably incurred thereby in connection with this Agreement and the transactions contemplated hereby (including those which may be incurred in connection with enforcing the terms of this Section 5.07) in an aggregate amount for both Holdcos, taken together, not in excess of $4,000,000 (the "Expenses"). The Company shall pay the Termination Fee to the Holdcos promptly (and in any event within two business days) following a termination referred to in clause (i) above, concurrently with or prior to a termination referred to in clause (ii) above or promptly (and in any event within two business days) after the first to occur of the execution of a takeover agreement or the consummation of a takeover transaction referred to in clause (iii) above. The Company shall reimburse the Expenses to the Holdcos concurrently with, prior to or after the payment of the Termination Fee but in no event prior to the delivery by the Holdcos to the Company of a reasonably detailed statement of the Expenses and any supporting documentation reasonably requested by the Company (the "Expense Information"). For purposes of this Section 5.07(b), the term "takeover transaction" shall mean any transaction if a proposal to consummate such transaction would constitute a takeover proposal, the term "takeover agreement" shall mean any letter of intent, agreement in principle, acquisition agreement or similar agreement to consummate a takeover transaction and the term "takeover proposal" shall have the meaning assigned to such term in Section 4.03 except that (1) references to "20%" in the definition of such term contained in Section 4.03 shall be deemed to be references to "50%" and (2) the term "takeover proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any subsidiary), the Company and its subsidiaries taken as a whole. Notwithstanding the immediately preceding sentence, if any bona fide takeover proposal (as defined in this Section 5.07(b) but without regard to clause (1) above) made by a person with respect to the Company is made after the date hereof and the Company accepts such proposal or any other takeover proposal (as defined in this Section 5.07(b) but without regard to clause (1) above) made by such person after the termination of this Agreement, then such accepted proposal shall constitute a "takeover proposal" for purposes of Section 5.07(b)(iii).

          (c) In the event that this Agreement is terminated by either party pursuant to Section 7.01(b)(iv), then the Company shall reimburse the Holders for the Expenses incurred to the date of termination on the later of (i) the day that is two business days after such termination and (ii) the day that is two business days after the delivery by the Holdcos to the Company of the Expense Information. To the extent the amount of Expenses initially reimbursed pursuant to this paragraph (c) is less than $4,000,000, the Holdcos shall be entitled to be reimbursed for Expenses, if any, thereafter incurred by them in connection with enforcing their right to receive a Termination Fee pursuant to this Section 5.07, with such additional Expenses to be reimbursed concurrently with the payment of any Termination Fee that may be due pursuant to clause (iii) of paragraph
(b) above (or, if later, two
business days after the relevant Expense Information is provided to the Company); provided that in no event shall the aggregate amount of Expenses reimbursed pursuant to this paragraph (c) exceed $4,000,000.

          SECTION 5.08. Indemnification, Exculpation and Insurance.
(a) The Holdcos and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective charter (or similar constitutive documents) or by-laws and any existing indemnification agreements or arrangements of the Company shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would in any manner adversely affect the rights thereunder of any such Indemnified Persons. The parties hereto agree that the Surviving Corporation shall maintain, for a period of six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") for all Indemnified Persons so long as the annual premium therefor would not be in excess of 250% (the "Maximum Premium") of the premium payable with respect to the D&O Insurance for 1997 which the Company represents and warrants was $65,000; provided, however, that the Surviving Corporation may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy issued by an insurer substantially comparable to the insurer with respect to the existing D&O Insurance, so long as the terms thereof are no less advantageous to the Indemnified Parties than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous in any material respect than the existing D&O Insurance.

          (b) The parties hereto agree that the provisions of this
Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          (c) The parties hereto agree that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made by such person so that the successors and assigns of the Surviving Corporation assume the obligations of the parties hereto and the Surviving Corporation set forth in this Section 5.08.

          SECTION 5.09. Financing. Each Holdco shall use its reasonable best efforts to obtain the debt and equity financing necessary to consummate the Merger.

          SECTION 5.10. Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any shareholder-level taxes based upon net income) attributable to the Merger shall be timely paid by the Company.

          SECTION 5.11. Resignation of Directors. Prior to the
Effective Time, the Company shall deliver to each Holdco evidence satisfactory to such Holdco of the resignation of all directors of the Company, effective at the Effective Time.

          SECTION 5.12. Solvency at Closing. Each Holdco agrees for the benefit of the directors of the Company to take all actions necessary to ensure that immediately following the Effective Time the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

          SECTION 5.13. Investment by Management Personnel. The Company shall use reasonable efforts to cooperate with the Holdcos and to assist the Holdcos in entering into agreements with management personnel of the Company (other than the individuals listed on Section 6.02(g) of the Company Disclosure Schedule) to be designated by the Holdcos in consultation with the Chief Executive Officer of the Company (the "Designated Executives"), which agreements will provide for the investment by such Designated Executives of either 40% or 50% (depending on their respective positions) of the aggregate value of the shares of Company Common Stock (other than de minimis shareholdings) and the unrealized gain on stock options currently owned by the Designated

Executives in the Company or an entity controlling the Company after the Effective Time.

          SECTION 5.14. Company Warrants. The Company shall offer to purchase each Company Warrant for a purchase price equal to the product of (i) $31.00 minus the per share exercise price of such Company Warrant and (ii) the number of shares of Company Common Stock which may be purchased pursuant to such Company Warrant.


                              ARTICLE VI

                         Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation To
Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; provided, however, that each of the -------- ------- parties shall use reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

          SECTION 6.02. Conditions to Obligation of the Holdcos To Effect the Merger. The obligation of each Holdco to effect the Merger is subject to the satisfaction of the following conditions unless waived by such Holdco:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by material adverse effect shall be true and correct, and (ii) to the extent not qualified by material adverse effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on the Company, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and such Holdco shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and such Holdco shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

          (c) Consents, etc. Such Holdco shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a material adverse effect on the Company.

          (d) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, such Holdco or any of their respective affiliates of a substantial portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or seeking to impose limitations on the ability of KKR or HMTF, as the case may be, or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or seeking to prohibit KKR or HMTF, as the case may be, or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its subsidiaries, in each case after giving effect to any actions required to be taken pursuant to Section 5.04.

          (e) Debt Offer. If a Debt Offer Request shall have been made on or prior to the twenty-fifth business day prior to May 31, 1998, the Company shall have accepted for payment Subordinated Notes with an aggregate principal amount of not less than the minimum tender condition in the Debt Offer.

          (f) Other Holdco. The conditions to the other Holdco's obligations shall have been satisfied or waived by such other Holdco, and such Holdco shall have received from such other Holdco a certificate to such effect signed by a director thereof who shall also be an executive officer of the applicable Fund.

          (g) Certain Agreements. The individuals listed in Section 6.02(g) of the Company Disclosure Schedule shall have entered into definitive agreements relating to their respective ongoing equity interests in the Company or an entity controlling the Company after the Effective Time on terms and conditions substantially consistent with the agreements or agreements in principle, as the case may be, relating to such individuals delivered to the Company on the date hereof or in the form attached as Annex 6.02(g) to the Company Disclosure Schedule or otherwise satisfactory to the Holdcos, and the equity investments contemplated by such agreements shall have been effected contemporaneously with the Closing.

          (h) Financing. The Holdcos shall have received the proceeds of financings on the terms and conditions set forth in the letters referred to in Section 3.02(h) or upon the terms and conditions which are, in the reasonable judgment of the Holdcos, substantially equivalent thereto, and to the extent that any terms and conditions are not set forth in the letters referred to in Section 3.02(h), on terms and conditions reasonably satisfactory to the Holdcos.

          SECTION 6.03. Conditions to Obligation of the Company To Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of each Holdco set forth in this Agreement (i) to the extent qualified by material adverse effect shall be true and correct, and (ii) to the extent not qualified by material adverse effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on such Holdco, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate to such effect signed on behalf of such Holdco by a director thereof who shall also be an executive officer of the KKR Fund, in the case of Holdco I, or the HMTF Fund, in the case of Holdco II.

          (b) Performance of Obligations of Holdcos. Each Holdco shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of such Holdco by a director thereof.

          (c) Solvency Letter. The Holdcos shall have caused the valuation firm which has delivered a solvency letter to the financial institutions providing the debt financing for the Merger (or, if no such letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a letter addressed to its Board of Directors in form and substance reasonably satisfactory thereto as to the solvency of the Company and its subsidiaries after giving effect to the Merger, the financing arrangements contemplated by the Holdcos with respect to the Merger and the other transactions contemplated hereby.

          SECTION 6.04. Frustration of Closing Conditions. Neither Holdco nor the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.


                              ARTICLE VII

                       Termination and Amendment

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is received:

          (a) by mutual written consent of the Holdcos and the Company;

          (b) by either Holdco or the Company upon written notice to the other party:

               (i) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger or the Debt Offer and such injunction or other order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

               (ii) unless the party seeking to terminate this Agreement is in material breach of its obligations hereunder, if the Company or a Holdco breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) in the case of such a breach or failure to perform on the part of the Company or 6.03(a) or 6.03(b) in the case of such a breach or failure to perform on the part of a Holdco and (B) is incapable of being cured by the party so breaching or failing to perform or is not cured within 30 days after the terminating party gives written notice of such breach to the other party and such a cure is not effected during such period;

               (iii) if the Merger shall not have been consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

               (iv) if, upon a vote at a duly held Company
          Stockholders Meeting or any adjournment thereof, the Company Stockholder Approval shall not have been obtained;

          (c) by either Holdco upon written notice to the Company:

               (i) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Holdcos its approval or recommendation of the Merger or this Agreement, approved or recommended any takeover proposal or resolved to do any of the foregoing; or

               (ii) if the Company shall have entered into any agreement (other than a confidentiality agreement in accordance with Section 4.03(a)) with respect to a superior proposal or shall have resolved to do so; or

          (d) by the Company pursuant to Section 4.03(b) prior to the receipt of the Company Stockholder Approval.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or a Holdco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of either Holdco or the Company, except with respect to Section 3.01(r),
Section 3.02(f), the second sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval is received, provided that after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to
Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or the duly authorized committee of its Board of Directors to the extent permitted by law.


                             ARTICLE VIII

                          General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier

(providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Company, to:

          Wagner, Myers & Sanger, P.C.
          1801 Plaza Tower
          Knoxville, Tennessee 37929
          Attention:  Herbert S. Sanger, Jr., Esq.

          Facsimile:  (423) 524-5731;

          Bass, Berry & Sims PLC
          2700 First American Center
          Nashville, Tennessee 37238
          Attention:  F. Mitchell Walker, Jr., Esq.

          Facsimile:  (615) 742-2775; and

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019
          Attention:  Robert I. Townsend, III., Esq.

          Facsimile:  (212) 474-3700; and

          (b) if to Holdco I, to:

          Screen Acquisition Corp.
          c/o Kohlberg Kravis Roberts & Co.
          9 West 57th Street
          Suite 4200
          New York, New York 10019
          Attention:  Clifton S. Robbins
          Facsimile: (212) 750-0003

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017
          Attention:  Charles I. Cogut, Esq.
          Facsimile:  (212) 455-2502; and

          (c)  if to Holdco II, to:

          Monarch Acquisition Corp.
          c/o Hicks, Muse, Tate & Furst Incorporated
          200 Crescent Court
          Suite 1600
          Dallas, Texas 75201
          Attention:  Lawrence D. Stuart, Jr.
          Facsimile:  (214) 740-7313

          with copies to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10151
          Attention:  Stephen E. Jacobs, Esq.
          Facsimile:  (212) 310-8007

                   and

          Weil, Gotshal & Manges LLP
          100 Crescent Court
          Suite 1300
          Dallas, Texas  75201
          Attention:  Jeremy W. Dickens, Esq.
          Facsimile:  (214) 746-7777.

          SECTION 8.03. Definitions; Interpretation. (a) As used in this Agreement:

          (i) unless otherwise expressly provided herein, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

          (ii) "business day" means any day on which banks are not required or authorized to close in the City of New York;

          (iii) "material adverse effect" means, when used in connection with the Company, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (A) the economy or securities markets in general,
     (B) this Agreement or the transactions contemplated hereby or the announcement thereof or (C) the movie exhibitor industry in general, and not specifically relating to the Company or its subsidiaries, attributable solely to quarterly fluctuations in box office receipts based on the available films; "material adverse effect" means, when used in connection with either Holdco, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to its ability to consummate the transactions contemplated hereby;

          (iv) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (v) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are not such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

          (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement, together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Sections 5.08 and 5.12 of this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of law of such State, except that provisions of this Agreement relating to the Merger shall be governed by and construed in accordance with the laws of the State of Tennessee or the State of Delaware to the extent required thereunder.

          SECTION 8.07. Publicity. Except as otherwise permitted by this Agreement or required by law or the rules of the Nasdaq, so long as this Agreement is in effect, neither the Company nor either Holdco shall, or shall permit any of its affiliates to, issue or cause the publication of any press release or other public announcement or statement with respect to this Agreement or the transactions contemplated hereby without first obtaining the consent of the other parties hereto. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void; provided that either Holdco may assign its rights hereunder to any of its affiliates or any affiliate of the other Holdco, but no such assignment shall relieve such Holdco of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          SECTION 8.10 Several Obligations. The representations, warranties, covenants and obligations of each Holdco under this Agreement are several and not joint.


          IN WITNESS WHEREOF, the Company, Holdco I and Holdco II have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


                                   REGAL CINEMAS, INC.,


                                     by /s/ Michael L. Campbell
                                        ---------------------------
                                        Name:  Michael L. Campbell
                                        Title: Chairman, President and
                                               Chief Executive Officer



                                   SCREEN ACQUISITION CORP.,


                                     by /s/ Clifton S. Robbins
                                        ---------------------------
                                        Name:  Clifton S. Robbins
                                        Title: President



                                    MONARCH ACQUISITION CORP.,


                                     by /s/ Patrick K. McGee
                                        ---------------------------
                                        Name:  Patrick K. McGee
                                        Title: Vice President